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                                                                 EXHIBIT 10.42

                    EXPATRIATE BENEFIT ARRANGEMENTS

We have expatriate benefit arrangements with Mr. Haddleton, Ms. Strother and another individual under which they are entitled to compensation for the value of benefits they would have been entitled to had they not moved from the United Kingdom to the United States. Under these arrangements, Mr. Haddleton and Ms. Strother receive payments equal to 10% of their total cash compensation. The other individual receives payments equal to 10% of his base salary.